Exhibit 10.3

AMENDMENT NO. 1 to CHANGE OF CONTROL AND SEVERANCE AGREEMENT

          This Amendment No. 1 (the “Amendment”) to the Change of Control and Severance Agreement dated as of June 9, 2009 (the “Agreement”) between TheStreet.com, Inc., a Delaware corporation (the “Company”) and Daryl R. Otte (“Otte”) is entered into by the parties as of March 28, 2011.

          Pursuant to this Amendment, the parties hereby agree to amend the Agreement, with such amendments becoming effective May 16, 2011 (which date, the parties agree, is the second anniversary of Otte’s assumption of the full-time duties and responsibilities of chief executive officer of the Company), as follows:

1.	The title of the Agreement hereby is amended to read “Severance Agreement.”

2.	Section 1(a) of the Agreement hereby is deleted in its entirety and replaced with the following:

“(a) In the event that the Company (or Successor (as defined below), if applicable) terminates Otte’s employment with the Company (or Successor, as applicable) without Cause or Otte voluntarily terminates his employment with the Company (or Successor, if applicable) for Good Reason, in either case on or before June 9, 2014, then the Company (or Successor, if applicable) shall (i) pay Otte an amount equal to the sum of (x) twelve (12) months of Otte’s base salary (at the annual rate in effect immediately prior to termination, excluding any reduction that would constitute grounds for Otte to terminate his employment with Good Reason), and (y) Otte’s target bonus for the year of termination (determined as if performance were achieved at a level that triggers 100% of the target bonus); and (ii) pay on Otte’s behalf (for a period of twelve (12) months or such lesser period as Otte may elect) the full cost of premiums for continuation of any benefits that Otte is eligible under COBRA to elect to (and does elect to) continue.”

3.	Section 1(b) of the Agreement hereby is deleted in its entirety and replaced with the following:

“(b) For purposes of this Agreement, (i) “Cause” shall have the same meaning ascribed to such term in the Letter; (ii) “Good Reason” shall have the same meaning ascribed to such term in the Letter; and (iii) “Successor” shall mean any person or entity that acquires all or substantially all of the Company’s assets or into which the Company is merged or combined with the Company ceasing to exist (or the successor to any such entity, whether by merger, assignment or otherwise).”

4.	Section 1(c) of the Agreement hereby is deleted in its entirety.

5.	Section 1(d) of the Agreement hereby is amended to replace the phrase “Section 1(a) or Section 1(b)” with the phrase “Section 1(a)(i)”.

6.	The first sentence of Section 2(a) of the Agreement hereby is deleted in its entirety and replaced with the following:

“If any payment to or in respect of Otte by the Company or any affiliate, whether pursuant to Section 1(a) of this Agreement or otherwise (a “Payment”), is determined to be a “parachute payment,” as defined in Section 280G(b)(2) of the Code (a “Parachute Payment”), and also to be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Otte with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the “Excise Tax”), then, in partial consideration for Otte’s agreement to abide by the restrictions and covenants set forth in Section 6 (regarding non-competition), Section 7(a)(non-solicitation of employees) and Section 7(b)(non-solicit of clients and vendors) in the Letter, Otte shall be entitled to receive an additional payment from the Company (the “Gross-Up Payment”) in an amount such that the net amount of such additional payment retained by Otte, after payment of all federal, state and local income and employment and Excise Taxes imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payment.

7.	Section 13 of the Agreement hereby is amended to delete the phrase “, except as specified in Section 1(c),”.

8.

Section 1(a) of Exhibit A to the Agreement hereby is amended to add the following to the end of the last sentence: “, or (v) any rights under or in respect of any of (i) the agreements dated as of June 9, 2009 and March 28, 2011, respectively, related to the grants of restricted stock units, (ii) the agreement dated as of March 28, 2011 related to the grant of stock options or (iii) any written agreements that may be executed by the parties after March 28, 2011 (collectively, the “Applicable Agreements”).”

9.	Section 1(c) of Exhibit A to the Agreement hereby is amended to add the following to the end of the last sentence: “ or any other Applicable Agreements.”

10.	Except as expressly set forth above, the Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THESTREET.COM, INC.

By:

Name:	Daryl Otte

Title:

2